FOR IMMEDIATE RELEASE
May 10, 2011

Genesis Energy, L.P. Reports First Quarter 2011 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results. Results for the quarter ended March 31, 2011 included the following items:

•
For the first quarter of 2011, we generated total Available Cash before Reserves of $31.9 million.  Available Cash for the same period in 2010 was $18.1 million, which included the effects of approximately $5.4 million of one-time charges.  Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash utilized in or provided by operating activities.  Net cash utilized in operating activities was $2.1 million for the first quarter of 2011, and net cash provided by operating activities was $13.3 million for the first quarter of 2010.

•
Net income attributable to the Partnership for the first quarter of 2011 was $7.0 million as compared to net income attributable to the Partnership of $6.9 million for the first quarter of 2010.  For the first quarter of 2011, net income per common unit was $0.11 per unit.  For the first quarter of 2010, the common unitholders share of our net income was $2.5 million, or $0.06 per unit.  See the Calculation of Net Income per Common Unit included in the tables at the end of this press release.

•
On May 13, 2011, we will pay a total quarterly distribution of $26.3 million attributable to our financial and operational results for the first quarter of 2011, based on our quarterly distribution rate of $0.4075 per unit.  Our Available Cash before Reserves provided 1.21 times coverage for this quarterly distribution.

•
In April, we announced the start of a series of projects to expand our crude oil infrastructure in Texas.  Included in these projects is the acquisition of three storage tanks in Texas City, Texas with barge dock access, located approximately 1.5 miles from our existing Texas pipeline system.  We are also adding storage at our West Columbia facilities and constructing interconnecting pipeline and other facilities to transport crude oil production from the Hastings Field which is in the early stages of a CO2 tertiary recovery program.

•
We also commenced work on a new sour gas processing facility to be installed at Holly Refining and Marketing’s refining complex located in Tulsa, Oklahoma.  Expected to be completed no later than the fourth quarter of 2012, the facility could result in the potential addition of 24,000 dry short tons per year of NaHS.

Grant Sims, CEO said “The partnership generated a record amount of Available Cash before Reserves in the first quarter of 2011.  We continue to benefit from the solid performance of our businesses and our employees as they continue to generate value from our increasingly-integrated businesses.  These results reflect the benefits of acquisitions during 2010 as well as the increased demand for our products and services as our customers work to meet the needs of the global economy.  Our performance allowed us to make a distribution in May of $0.4075 per unit, a 10.9% increase over the 2010 first quarter distribution.  This represents the twenty-third consecutive quarter in which Genesis has increased its distribution at greater than a 10% annual rate.”

 “We are pleased with the opportunity represented by our projects expanding our Texas crude oil infrastructure and our refinery service facilities. These types of organic projects allow us to continue expanding service capabilities for our customers while creating value for our unitholders.”

Financial Results

In the first quarter of 2011 we combined our industrial gases segment with our supply and logistics segment to reflect the manner in which we manage our operations.  Results of the 2010 first quarter have been recast to reflect this change.

Comparison First Quarter 2011 to First Quarter 2010

Available Cash before Reserves (a non-GAAP measure) increased to $31.9 million in the first quarter of 2011 as compared to $18.1 million for the same period in 2010.  The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding non-cash charges), interest expense and maintenance capital expenditures.  Variances from the 2010 first quarter in these components are explained as follows:

Segment Margin

Segment margin is defined and reconciled later in this press release to income before income taxes.  For the first quarters of 2011 and 2010, segment results were as follows:

	Pipeline	Refinery	Supply &
	Transportation	Services	Logistics	Total
	(in thousands)
Segment margin (1)

Three months ended March 31, 2011	$17,682	$17,948	$13,525	$49,155

Three months ended March 31, 2010	$10,399	$13,260	$7,006	$30,665

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our stock appreciation rights plan and unrealized gains and losses from derivative transactions, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline segment margin increased $7.3 million, or 70%, between the first quarter periods.  On November 23, 2010, we completed the transaction to acquire a 50% interest in Cameron Highway Oil Pipeline Company (“Cameron Highway”).  Our share of the available cash before reserves generated by Cameron Highway was $6.0 million. Revenues from our onshore crude oil pipelines increased $0.8 million, with onshore throughput volumes increasing 25,341 barrels per day.  This volume increase primarily related to our Texas Pipeline System where demand for our services by the refiners connected to our pipeline increased.

Our refinery services segment margin increased $4.7 million, or 35%, in the 2011 quarter compared to the same period in 2010.  NaHS sales volumes increased by 12.5% from 33,107 dry short tons (DST) in the first quarter of 2010 to 37,233 DST in the first quarter of 2011.   Sales of caustic soda increased 15.3% from 21,367 DST to 24,640 DST, between those same periods. Demand for NaHS in both North and South America has improved as higher copper and molybdenum prices have increased mining activities, and activity levels in the pulp and paper industry have also improved over the prior period.

Supply and logistics segment margin increased $6.5 million, or 93%, between the quarters. An increase in refining activity in the 2011 period at refineries in our operating area increased the volumes of petroleum products we sold during the quarter.  Greater demand for fuel oil and other heavy-end petroleum products in countries outside the United States has helped to sustain the price environment for the products that we sell.  Our crude oil gathering and marketing operations results benefited by an expansion of the differentials between grades of crude oil during the first quarter as compared to the prior year period. Our barge operations realized improved revenues as day rates improved between the two periods.

 Other Components of Available Cash

Also affecting Available Cash before Reserves between the first quarter periods was increased interest expense.  Our interest costs increased between the periods by $6.6 million primarily as a result of the issuance of unsecured notes and an increase in the interest rate on our credit facility.  Lastly, DG Marine was excluded from Available Cash until August 2010, although it is included in segment margin.

Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended March 31, 2011 and 2010 is as follows:

	Three Months Ended
	March 31, 2011	March 31, 2010
	(in thousands)

Available Cash before Reserves	$31,866	$18,091
Depreciation and amortization	(13,903)	(13,406)
Cash received from direct financing leases not
included in income	(1,113)	(1,015)
Cash effects of sales of certain assets	-	(304)
Effects of available cash generated by equity method
investees not included in income	(3,303)	(291)
Cash effects of equity-based compensation plans	1,178	551
Non-cash tax expense	(145)	(186)
Loss of DG Marine in excess of distributable cash	-	1,053
Non-cash equity-based compensation (expense) benefit	(513)	695
Expenses related to acquiring or constructing assets
that provide new sources of cash flow	(1,055)	-
Unrealized (losses) gains on derivative transactions
excluding fair value hedges	(6,674)	549
Other items, net	(87)	523
Maintenance capital expenditures	779	625
Net income attributable to Genesis Energy, L.P.	$7,030	$6,885

Other Components of Net Income

In the first quarter of 2011, the Partnership recorded net income of $7.0 million as compared to net income attributable to the Partnership of $6.9 million for the first quarter of 2010.  In addition to the factors impacting Available Cash before Reserves, net income included the effect of depreciation and amortization which totaled $13.9 million for the 2011 quarter as compared to $13.4 million for the 2010 first quarter.  In determining net income, we include our share of the investees’ net income.  Net income for the 2011 first quarter also included $1.1 million of expenses related to activities related to the acquisition of assets or growth of the partnership – primarily one-time transaction costs.   Lastly, net income includes the effects of certain non-cash unrealized gains and losses from derivative transactions that are not included in segment margin until realized.  In the first quarter of 2011, these non-cash unrealized losses totaled $6.7 million.

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.04 per unit, or 10.9%.  Distributions paid over the last four quarters, and the distribution to be paid on May 13, 2011 for the first quarter of 2011, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
First quarter 2011	May 2011	$0.4075
Fourth quarter 2010	February 2011	$0.4000
Third quarter 2010	November 2010	$0.3875
Second quarter 2010	August 2010	$0.3750
First quarter 2010	May 2010	$0.3675

Earnings Conference Call

We will broadcast our Earnings Conference Call on Tuesday, May 10, 2011, at 9:00 a.m. Central time.  This call can be accessed at www.genesisenergy.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended		Three Months Ended
	March 31, 2011		March 31, 2010

Revenues	$ 689,798		$ 466,531
Costs of sales	655,020		436,713
General and administrative expenses	8,054		6,294
Depreciation and amortization	13,903		13,406
(Gain) loss from disposal of surplus assets	(11)		80
OPERATING INCOME	12,832		10,038
Equity in earnings of equity investees	3,197		182
Interest expense	(8,699)		(3,204)
Income before income taxes	7,330		7,016
Income tax expense	(300)		(691)
NET INCOME	7,030		6,325
Net loss attributable to noncontrolling interests	-		560
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$ 7,030		$ 6,885

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$ 0.11		$ 0.06

Volume data:
Crude oil pipeline barrels per day (onshore total)	82,420		57,079
Mississippi Pipeline System barrels per day	20,631		23,626
Jay Pipeline System barrels per day	14,940		14,098
Texas Pipeline System barrels per day	46,849		19,355
Cameron Highway barrels per day (offshore total)	170,709	(1)	-
Free State CO2 System Mcf per day	174,995		175,251
NaHS dry short tons sold	37,233		33,107
NaOH (caustic soda) dry short tons sold	24,640		21,367
Crude oil and petroleum products sales - barrels per day	66,863		57,253

                     (1) Represents 100% of joint venture volume for the first quarter of 2011

Genesis Energy, L.P.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands, except number of units)

	March 31, 2011	December 31, 2010

ASSETS
Cash	$4,155	$5,762
Accounts receivable, net	268,090	171,550
Inventories	35,559	55,428
Other current assets	20,991	19,798
Total current assets	328,795	252,538
Fixed assets, net	260,359	265,056
Investment in direct financing leases	167,225	168,438
Equity investees	340,325	343,434
Intangible assets, net	115,394	120,175
Goodwill	325,046	325,046
Other assets	30,506	32,048
Total Assets	$1,567,650	$1,506,735

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$217,336	$165,978
Accrued liabilities	39,869	40,736
Total current liabilities	257,205	206,714
Senior secured credit facilities	389,500	360,000
Senior unsecured long-term notes	250,000	250,000
Deferred tax liabilities	14,854	15,193
Other liabilities	5,643	5,564
Partners' Capital:
Common unitholders	650,448	669,264
Total Liabilities and Partners' Capital	$1,567,650	$1,506,735

Units Data:
Total common units outstanding	64,615,062	64,615,062

SEGMENT MARGIN RECONCILIATION TO INCOME BEFORE INCOME TAXES - UNAUDITED
(in thousands)

	Three Months Ended
	March 31,
	2011	2010

Segment margin	$49,155	$30,665
Corporate general and administrative expenses	(7,384)	(5,430)
Non-cash items included in corporate general and
administrative costs	(140)	(1,368)
Depreciation and amortization	(13,903)	(13,406)
Interest expense	(8,699)	(3,204)
Non-cash unrealized losses on derivative transactions	(6,674)	(549)
Other non-cash items	(5,025)	308
Income before income taxes	$7,330	$7,016

CALCULATION OF NET INCOME PER COMMON UNIT - UNAUDITED
(in thousands, except per unit amounts)
	Three Months Ended
	March 31,
	2011	2010
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$7,030	$6,885
Less: General partner's incentive distribution
to be paid for the period	-	(2,339)
Less: Credit for Class B Membership Awards	-	(1,977)
Subtotal	7,030	2,569
Less: General partner 2% ownership	-	(51)
Income available for common unitholders	$7,030	$2,518

Denominator for basic and diluted per common unit	64,615	39,548

Basic and diluted net income per common unit	$0.11	$0.06

GAAP to Non-GAAP Financial Measure Reconciliation - Unaudited

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	March 31,
	2011	2010
	(in thousands)

Net cash flows (used in) provided by operating
activities (GAAP measure)	$(2,105)	$13,290
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
Reserves:
Maintenance capital expenditures	(779)	(625)
Proceeds from sales of certain assets	11	224
Amortization and write-off of credit facility issuance
costs	(655)	(455)
Effects of available cash from equity investees not
included in operating cash flows	2,283	(230)
DG Marine loss in excess of
distributable cash	-	(1,053)
Expenses related to acquiring or constructing
assets that provide new sources of cash flow	1,055	-
Other items affecting Available Cash	(666)	(1,220)
Net effect of changes in operating accounts not
included in calculation of Available Cash	32,722	8,160
Available Cash before Reserves (Non-GAAP measure)	$31,866	$18,091

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES - UNAUDITED

	Three Months Ended
	March 31,
	2011	2010
	(in thousands)
Decrease (increase) in:
Accounts receivable	$(96,899)	$5,521
Inventories	20,211	(9,502)
Other current assets	(7,890)	(2,609)
Increase (decrease) in:
Accounts payable	51,249	1,462
Accrued liabilities	607	(3,032)
Net changes in components of operating assets
and liabilities	$(32,722)	$(8,160)

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measure of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our common unitholders.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our joint ventures in lieu of our equity income attributable to such joint ventures, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions, the elimination of expenses related to acquiring assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

# # #

Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516